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CORIO, INC____________________________________________________________FORM.10-K

                                                                   Exhibit 23.2

            Consent and Report on Schedule of Independent Auditors

   The audits referred to in our report dated January 29, 2001, included the related financial statement schedule as of December 31, 2000, and for each of the years in the two year period ended December 31, 2000 and the four month period ended December 31, 1998, included in the annual report on Form 10-K of Corio, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

   We consent to incorporation by reference in the Form S-8 (No. 333-45948) of Corio, Inc. of our report dated January 29, 2001, relating to the balance sheets of Corio, Inc. as of December 31, 2000, and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from September 1, 1998 through December 31, 1998 and for the years ended December 31, 1999 and 2000, the related schedule, and the accompanying statements of operations, stockholders' equity (deficit) and cash flows for the period from October 1, 1997 to September 4, 1998 of Data Systems Connectors, Inc., which report was incorporated by reference into the December 31, 2000 annual report on Form 10-K of Corio, Inc.

                                                   [Signature Logo of KPMG LLP]

Mountain View, California
March 23, 2001